UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
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UNITED AMERICAN HEALTHCARE CORPORATION
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September 9, 2010
Dear Fellow Shareholder,
Our Sept. 30, 2010 Annual Meeting presents a clear choice for shareholders of United American Healthcare (UAHC) — whether to:
     Support UAHC’s Board and management team as we execute our plan for restoring shareholder value
OR
Allow Strategic Group, a dissident shareholder affiliated with Board member Bruce Galloway, to gain control of the Board and drive the future direction of the Company, despite offering NO control premium, NO cohesive strategic plan and owning less than 9% of the outstanding shares of UAHC, which fundamentally contradicts basic principles of good governance and fairness to all shareholders.
While much is at stake, including control of the Company and our ability to create value for all shareholders, you have the power to ensure a dissident shareholder group does not put your Company and investment at risk simply to serve their own purposes.
As a fellow shareholder, I ask you to approve a slate of Board nominees that has the experience to guide UAHC as we complete the integration of our acquisition of Pulse Systems and build value for all shareholders.
     We urge you to vote FOR the Company’s nominees using the WHITE proxy card.
YOUR CURRENT LEADERSHIP TEAM: DELIVERING ON OUR COMMITMENTS
During the past two years, UAHC’s Board and management team encountered a series of unprecedented challenges as we pursued our plan for executing a strategic alternative for the Company — a plan focused on achieving significant revenues, immediate positive EBITDA, and long-term growth opportunities.
On June 18, we marked the culmination of our strategic review process with the announcement of UAHC’s acquisition of Pulse Systems, LLC and our entry into the dynamic medical device industry. Based in Concord, Calif., Pulse Systems provides contract manufacturing services, including precision laser-cutting capabilities and the processing of thin-wall tubular metal components, sub-assemblies and implants for a wide range of medical specialties. Since its founding in 1998, Pulse Systems has built a solid reputation for quality, service, technical capabilities and pricing value — strategic assets that we are combining with UAHC’s financial and managerial resources to continue building the business.
Our acquisition meets all of UAHC’s strategic criteria: in fiscal 2009, Pulse Systems generated revenues of $10.8 million, operating income of $2.0 million and net income of $0.7 million. The strength of these financial results is a reflection of the growth opportunities associated with providing contract manufacturing services for the medical device industry, an area where we intend to be a leader within specific market niches. We believe the addition of the Pulse Systems senior management team, led by industry veteran Herb Bellucci, will help us achieve our strategic objectives over time.
It is important to note that we are committed to managing our combined Company in the same way we have managed UAHC through the difficulties of the last two years, with aggressive cost control and conservation of our resources. As with many acquisitions, our integration of Pulse Systems will present near-term challenges, but we believe the long-term opportunities for growth in the $1-billion medical device contract manufacturing market will significantly outweigh them.

THE RIGHT LEADERSHIP FOR UAHC’S FUTURE
We believe the size and composition of our Board will be important factors as we seek future growth, both organically and through strategic alternatives. UAHC recently announced that we have expanded the size of our Board to ten, with nine directors to be elected at the upcoming shareholder meeting. We have deliberately selected a combination of new directors with deep expertise and background in the medical device industry and a number of incumbent directors who will provide the leadership and continuity we need to grow the Pulse Systems business.
Our new director nominees provide an exceptionally high level of professional expertise within our industry, both in the specific medical device sector and the broader healthcare area:
•	Grayson Beck has nearly 20 years experience in engineering and manufacturing precise components for the medical device and transportation industries, with extensive experience in medical device design, development and manufacturing. Mr. Beck is a professional investor and serves as a Manager of Pulse Systems, LLC. Mr. Beck co-founded Pulse Systems in 1998 and served as its Vice President and Secretary until the company’s business was acquired in 2004 by a group of investors led by John M. Fife. Previously, Mr. Beck served as manager of engineering and manufacturing for Autocam California, a division of Autocam Corporation, which is a global leader in manufacturing precision automotive and medical device components.

•	Herbert J. Bellucci has more than 25 years of experience in the medical device industry, with extensive knowledge in medical device design, development, marketing and manufacturing. Mr. Bellucci has served as the President and CEO of Pulse Systems since 2007. From 2005 to 2007, Mr. Bellucci served as Vice President of Manufacturing and then Vice President of Manufacturing and International for Alphatec Holdings, Inc. (Nasdaq: ATEC) and its subsidiary Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders.

•	William C. Brooks has served the Company as a Director from 1997 to 2008, as Chairman of the Board of Directors from 1998 to 2008, and as our President and CEO since 2002. He is a retired U.S. Air Force officer and was formerly a Vice President of General Motors Corporation. He served as Assistant Secretary of the U.S. Department of Labor from 1989 to 1990, and as a member of the U.S. Social Security Advisory Board from 1996 to 1998. Both of these positions required U.S. Senate confirmation. He is a former director of several publicly traded companies.

•	John M. Fife is a professional investor with extensive knowledge and experience in acquisitions, capital markets, finance, marketing, international business and healthcare and is a former Chairman of Pulse Systems, LLC. Mr. Fife serves as President of CVM, Inc., which is the manager of Chicago Venture Management, LLC. Chicago Venture Management, LLC is the general partner of Chicago Venture Partners, L.P., a private equity fund based in Chicago. Mr. Fife has served as the President of CVM, Inc. since 1998. Mr. Fife is also Chairman of Typenex Medical, LLC and is a board member of Strategix Performance, Inc., two portfolio companies of Chicago Venture Partners, L.P.
The qualifications of our incumbent nominees are also outstanding. They include highly qualified and experienced candidates with the diverse perspectives — and complementary financial, operational and managerial skills — that will provide effective and independent oversight and direction to the Company. Our incumbent nominees will provide important continuity of leadership for our Company as we integrate Pulse Systems into our operations:
•	Tom A. Goss has served as Chairman since 2008 and a director since 2000, and he previously served as Vice Chairman from 2001 to 2008. He has been Chairman of Goss LLC, an insurance agency, since 2000. He also has been Chairman of The Goss Group, Inc., an insurance products and services company, since 2000. In addition, he was Chairman of Goss Steel & Processing LLC from 2003 until 2005, and he served as Director of Athletics for The University of Michigan from 1997 to 2000.

•	Darrel W. Francis has served as a director since 1998. Mr. Francis has been President of Precision Industrial Service, a full-service flooring company, since 1999. Previously, from 1994 to 1999, he was President of Metropolitan Facility Resources, an office furniture sales and design company. Earlier in his career, he was President of Advantage Pavilion, Inc., an office furniture sales and design company, and he spent seven years in the medical device industry as Director of Sales for Datascope Corporation.

•	Emmet S. Moten, Jr. has served as a director since 1988 and is President of Moten Group, a real estate development and consulting firm. From 1988 to 1996, he was Vice President of Development for Little Caesar Enterprises, Inc., a national fast food franchise company, and the Detroit Tiger’s Ball Club. Previously, Mr. Moten was Director of the Community & Economic Development Department of the City of Detroit, a post he held for nearly ten years.

•	Richard M. Brown, D.O. has served as a director since 2001. A practicing physician, Dr. Brown founded Park Medical Centers in 1961 and has been President of Park Family Health Care in Detroit, since 1995. During his career, he has also served as Chief of Staff of the following hospitals in Michigan: Michigan Health Center, Detroit Central Hospital, Botsford General Hospital and Zeiger Osteopathic Hospital.

•	Ronald E. Hall, Sr. has served as a director since 2001. Mr. Hall has been President, CEO and majority owner of Detroit-based Bridgewater Interiors, LLC since 1998. Bridgewater Interiors is a major supplier of seating and overhead systems to the automotive industry. He is also President and CEO of Renaissance Capital Alliance, an equipment leasing company, and Chairman and CEO of New Center Stamping, an automotive service parts stamping facility.
OUR INTERESTS: ALIGNED WITH YOU, OUR SHAREHOLDERS
Despite recent statements made by the dissident group, the interests of UAHC’s Board, director nominees and management team are closely aligned with shareholders, since we ourselves are significant shareholders:
•	The Board, its director nominees and management team have a larger ownership position — Excluding Bruce Galloway, the Company’s current directors and management beneficially own approximately 25% of the Company’s common stock. The Strategic Group, on the other hand, beneficially owns less than 9% of the Company’s stock. The Board and management have a strong desire and are more invested in doing what is in the best interests of all shareholders, and we have a sound plan for achieving this objective.

•	A plan for the future of UAHC — Over the past two years, the Board and management thoughtfully and carefully considered an array of strategic options for UAHC. While the recent economic downturn provided significant challenges as we worked through this process, we are convinced that we have made the right acquisition for the future of our Company. The task before us is to effectively integrate Pulse Systems and manage UAHC’s ongoing operations in a way that conserves our resources, takes advantage of growth opportunities and ultimately increases value for all shareholders. We have assembled the right plan, team and resources to accomplish these objectives.

•	A small shareholder with an even smaller strategic view — We believe that the Strategic Group has no plan for maximizing long-term shareholder value as their only plan is to liquidate the Company and distribute cash to shareholders. They have now taken action in the courts to try to reverse our acquisition, creating more costly diversions for UAHC.

THE BOTTOM LINE: STAND UP TO THE DISSIDENTS, SUPPORT THE BOARD AND MANAGEMENT TEAM, VOTE THE WHITE PROXY TODAY
The Sept. 30, 2010 Annual Meeting provides a critical opportunity for shareholders to protect their investment and support UAHC’s efforts to successfully integrate our acquisition of Pulse Systems and restore shareholder value. The real choice at hand is whether to:
•	Allow Bruce Galloway and the Strategic Group, with less than 9% interest in UAHC, to gain majority control of the Board and drive the future direction of the Company — a fundamental contradiction of basic principles of good governance and fairness to all shareholders
OR TO:
•	Support the Board and current management team’s experienced, well-qualified nominees, as UAHC executes its strategic plan for restoring shareholder value.
We thank you for your continued support and urge you to vote FOR the Company’s director nominees by signing and returning the WHITE proxy card today.
Sincerely,

William C. Brooks
President and Chief Executive Officer
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a provider of contract manufacturing services to the medical device industry, following its June 2010 acquisition of Pulse Systems, LLC, a leading provider to the medical device industry since 1998. UAHC has been a healthcare management company since 1985. For more information, please visit the Company’s web site at www.uahc.com.
Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind down of our CMS Medicare business, the integration of the recent acquisition of Pulse Systems, LLC, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of any future acquisitions, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.
In connection with UAHC’s updated Annual Meeting of Shareholders, UAHC has filed a revised definitive proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE REVISED DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the revised definitive proxy statement and other documents filed by UAHC at the Securities and Exchange Commission’s website at http://www.sec.gov. The revised definitive proxy statement and such other documents may also be obtained free of charge by directing a request to Investor Relations, United American Healthcare Corporation, 300 River Place Suite 4950, Detroit, Michigan, 48207, telephone: (313) 393-4571, or on UAHC’s website at www.uahc.com.
UAHC, its directors, director nominees, executive officers and certain other members of its management and employees and other third parties, may be deemed to be participants in the solicitation of proxies from UAHC’s shareholders in connection with the Annual Meeting of Shareholders. Information concerning all of UAHC’s participants in the solicitation is included in the revised definitive proxy statement relating to the Annual Meeting of Shareholders.